Item 77C - SCUDDER VARIABLE SERIES I

Registrant incorporates by reference its Proxy Statement dated November 18,
2005, filed on
October 19, 2005 (Accession No. 0001193125-05-204160).

The Annual Meeting of Stockholders (the "Meeting") of
Scudder Variable Series I:
Bond Portfolio (the
"Portfolio"), was held on November 18, 2005, at the offices of Deutsche
Investment Management
Americas Inc. ("DeIM"), which is part of Deutsche Asset
Management, 345 Park
Avenue, New York, NY
10154. At the Meeting, the following matter was voted upon by the stockholders
(the resulting votes are
presented below).

1. To approve an Amended and Restated Investment Management
Agreement between
DeIM and the
Portfolio:

Number of Votes:

For		Against		Abstain

22,755,884	798,631		2,580,662

2. To approve a new subadvisory Agreement between the DeIM, on behalf of the
Portfolio, and Aberdeen
Asset Management, Inc. ("AAMI"):

Number of Votes:

For		Against		Abstain

22,625,443	829,471		2,680,264

3. To approve a new sub-subadvisory Agreement between AAMI and Aberdeen Asset
Management
Investment Services Ltd.:

Number of Votes:

For		Against		Abstain

22,515,990	810,567		2,808,620